Exhibit 3.27
ARTICLES OF ORGANIZATION
OF
COVENANT HEALTHCARE LAB, LLC
     Articles of Organization of Covenant Healthcare Lab, LLC (the “Company”), dated November 20, 2007, to form a limited liability company under the Florida Limited Liability Company Act, F.S. § 608.401 et seq.
     1. The name of the limited liability company is Covenant Healthcare Lab, LLC.
     2. The mailing address and the street address of the principal office of the Company is 11360 North Jog Road, Suite 103, Palm Beach Gardens, Florida 33418.
     3. The name and street address of the Company’s initial registered agent for service of process in the state are:
James C. New
c/o Aurora Diagnostics, LLC
11360 North Jog Road, Suite 103
Palm Beach Gardens, Florida 33418
Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 608, F.S.

/s/ James C. New
Registered Agent’s Signature

[Signature on following page]

     IN WITNESS WHEREOF, the undersigned executes these Articles of Organization this 20th day of November, 2007.

AURORA DIAGNOSTICS, LLC, sole member
By:	/s/ James C. New
James C. New
Chairman and Chief Executive Officer